NEWS RELEASE

For Release:	Immediate

Contact:	Ted Detrick, Investor Relations – (215) 761-1414
Wendell Potter, Media Relations – (215) 761-4450

CIGNA REPORTS THIRD QUARTER 2007 RESULTS

Earnings reflect strong consolidated results

o	Net income was $1.28 per share[1] in the quarter, a 39% increase from third quarter 2006 net income of $0.92 per share[1,2].

o	Adjusted income from operations[3] was $1.14 per share[1] in the quarter, a 37% increase over third quarter 2006.

o	Aggregate medical membership increased by 5.1% through the first nine months of 2007. This excludes the 357 thousand members related to the August 1, 2007 acquisition of Sagamore Health Network.

o	The company repurchased approximately 4.6 million shares for $235 million during third quarter 2007, and approximately 23.7 million shares[2] for $1.16 billion year to date through November 2, 2007.

o	The company currently estimates 2007 earnings per share[1,2,10], on an adjusted income from operations[3] basis, to be in the range of $3.80 to $4.00.

PHILADELPHIA, November 2, 2007 -- CIGNA Corporation (NYSE: CI) today reported net income of $365 million, or $1.28 per share1, for the third quarter of 2007 compared with $298 million, or $0.92 per share1,2, for the same period last year.

CIGNA's adjusted income from operations3 was $323 million, or $1.14 per share1, for the third quarter of 2007 versus $268 million, or $0.83 per share1,2, for the same period last year.

“Our consolidated earnings for the quarter were strong, and the marketplace continues to recognize CIGNA as a health advocate well-equipped to help improve the health, well-being and security of the people we serve,” said H. Edward Hanway, CIGNA chairman and chief executive officer.

CONSOLIDATED HIGHLIGHTS

The following is a reconciliation of adjusted income from operations3 to net income (after-tax; dollars in millions, except per share amounts):

	Three months ended			Nine months ended
	Sept. 30,	Sept. 30,	June 30,	Sept. 30,
	2007	2006	2007	2007
Adjusted income from operations[3]	$323	$268	$279	$866
Realized investment gains (losses), net of taxes	17	34	(6)	24
Special items[4], net of taxes	23	-	(56)	(33)
Income from continuing operations	$363	$302	$217	$857
Income (Loss) from discontinued operations[5]	2	(4)	(19)	(5)
Net income	$365	$298	$198	$852
Adjusted income from operations[3], per share[1,2]	$1.14	$0.83	$0.96	$2.98
Income from continuing operations, per share[1,2]	$1.28	$0.93	$0.75	$2.95
Net income per share[1,2]	$1.28	$0.92	$0.68	$2.94

●	Consolidated revenues were $4.4 billion for the third quarter of 2007 and $4.1 billion for the third quarter of 2006.

●	Health care medical claims payable[6] were approximately $765 million at September 30, 2007 and $710 million at December 31, 2006.

●
The company repurchased[7] on the open market approximately 4.6 million shares of its stock for $235 million during the third quarter of 2007 and approximately 23.7 million shares[2] for $1.16 billion year to date. As of November 2, 2007, the company has approximately $325 million of stock repurchase authority available.

●	Cash and short term investments at the parent company were approximately $450 million at September 30, 2007, $435 million at June 30, 2007, and $425 million at December 31, 2006.

HIGHLIGHTS OF SEGMENT RESULTS

●	“Adjusted segment earnings (loss)” are adjusted income (loss) from operations[3], as applicable, for each segment (see Exhibit 2).

Health Care

●
This segment includes medical and specialty health care products and services provided on guaranteed cost, retrospectively experience-rated and service-only funding bases. Specialty health care includes behavioral, dental, disease management and pharmacy-related products and services.

Financial Results (dollars in millions, medical membership in thousands):

	Third Qtr.	Third Qtr.	Second Qtr.	Nine months ended
	2007	2006	2007	Sept. 30, 2007

Adjusted Segment Earnings, After-Tax	$173	$177	$168	$509
Premiums and Fees	$2,643	$2,474	$2,698	$8,016
Segment Margin, After-Tax[8]	5.7%	6.1%	5.4%	5.5%
Aggregate Medical Membership	10,223	9,321	9,800

●
Adjusted segment earnings included favorable after-tax prior year claim development of $5 million for the third quarter 2007, $2 million for the second quarter 2007, and $11 million for the third quarter 2006. Excluding prior year claim development, third quarter 2007 adjusted segment earnings reflect the impact of aggregate medical membership growth, execution of our guaranteed cost pricing actions, and penetration in our specialty business, partially offset by lower mail order pharmacy volume and decreased guaranteed cost membership since year-end 2006. Third quarter 2007 results included an after-tax charge of $6 million related to the Centers for Medicare & Medicaid’s (CMS) disease management pilot program in the state of Georgia.

●	Premiums and fees increased by approximately 7% year-over-year, reflecting aggregate medical membership growth, rate increases, and higher specialty and Medicare Part D premiums.

Disability and Life

●	This segment includes CIGNA’s group disability, life, and accident insurance operations that are managed separately from the health care business.

Financial Results (dollars in millions):

	Third Qtr.	Third Qtr.	Second Qtr.	Nine months ended
	2007	2006	2007	Sept. 30, 2007

Adjusted Segment Earnings, After-Tax	$63	$58	$68	$191
Premiums and Fees	$610	$528	$580	$1,767
Segment Margin, After-Tax[8]	8.8%	9.2%	10.0%	9.2%

●
Adjusted segment earnings included after-tax favorable impact of reserve studies of $3 million for the third quarter 2007, $10 million for the second quarter 2007, and $12 million for the third quarter 2006. Earnings in the quarter reflect favorable mortality in the group life and accident business, effective operating expense management, and competitively attractive disability margins.

International

●	This segment includes CIGNA’s life, accident and supplemental health insurance and expatriate benefits businesses operating in select international markets.

Financial Results (dollars in millions):

	Third Qtr.	Third Qtr.	Second Qtr.	Nine months ended
	2007	2006	2007	Sept. 30, 2007

Adjusted Segment Earnings, After-Tax	$47	$31	$44	$129
Premiums and Fees	$454	$388	$436	$1,304
Segment Margin, After-Tax[8]	9.9%	7.6%	9.7%	9.5%

●	Adjusted segment earnings in the quarter reflect competitively strong margins and continued growth in the life, accident, and supplemental health insurance business.

Other Segments

●	Adjusted segment earnings (losses) for CIGNA's remaining operations are presented below (after-tax, dollars in millions):

	Third Qtr.	Third Qtr.	Second Qtr.	Nine months ended
	2007	2006	2007	Sept. 30, 2007
Run-off Reinsurance	$ 39	$(6)	$(5)	$ 35
Other Operations[9]	$ 30	$ 30	$ 27	$ 80
Corporate	$(29)	$(22)	$(23)	$(78)

●	Run-off Reinsurance results for the quarter included the favorable impact of settlement activity and favorable claim experience on personal accident products.

OUTLOOK

●	CIGNA currently estimates full year 2007 consolidated adjusted income from operations[3,10] to be in the range of $1.10 billion to $1.16 billion, or $3.80 to $4.00 per share[1,2].

●	CIGNA currently estimates full year 2007 adjusted income from operations[3,10] for the Health Care segment to be in the range of $670 million to $710 million.

●	CIGNA’s earnings and earnings per share[1] outlooks exclude the impact of any future stock repurchase.

●	Full year 2007 medical membership is expected to grow by 5% to 5.5%. This estimate excludes the impact of Sagamore members.

●	Management will provide additional information about the 2007 and 2008 earnings outlook on CIGNA's third quarter 2007 earnings call.

The foregoing statements represent management’s current estimate of CIGNA's consolidated and Health Care segment adjusted income from operations3 as of the date of this release. Actual results may differ materially depending on a number of factors, and investors are urged to read the Cautionary Statement included in this release for a description of those factors. Management does not assume any obligation to update these estimates.

This quarterly earnings release and the Quarterly Statistical Supplement are available on CIGNA’s website in the Investor Relations, Most Recent Disclosures section (http://www.cigna.com/about_us/investor_relations/recent_disclosures.html).  A link to the conference call, on which management will review third quarter 2007 results and discuss the full year 2007 and 2008 outlook, is available in the Investor Relations, Event Calendar section of CIGNA’s website (http://www.cigna.com/about_us/investor_relations/events.html).

Notes:

1.	Earnings per share (EPS) are on a diluted basis.

2.
On April 25, 2007, CIGNA's Board of Directors declared a three-for-one stock split of the company’s common shares, in the form of a stock dividend, to all shareholders of record on May 21, 2007. All share and earnings per share figures have been adjusted to reflect the three-for-one stock split.

3.
CIGNA measures the financial results of its segments using Segment Earnings (Loss), which is defined as income (loss) from continuing operations excluding realized investment results.  Adjusted income (loss) from operations is segment earnings (loss) excluding special items (which are identified and quantified in Note 4).  Adjusted income (loss) from operations is a measure of profitability used by CIGNA’s management because it presents the underlying results of operations of CIGNA’s businesses and permits analysis of trends in underlying revenue, expenses and net income.  This measure is not determined in accordance with generally accepted accounting principles (GAAP) and should not be viewed as a substitute for the most directly comparable GAAP measures, which are segment earnings (loss), income from continuing operations, and net income.  See Exhibit 2 for a reconciliation of adjusted income (loss) from operations to segment earnings (loss), income from continuing operations, and consolidated net income.

4.	Special items included in net income and segment earnings (loss), but excluded from adjusted income (loss) from operations, adjusted segment earnings, and the calculation of segment margins are:

Third Quarter 2007
o	After-tax benefit of $23 million related to completion of an IRS examination (described in more detail in CIGNA's Form 10-Q for the quarter ended September 30, 2007).

Second Quarter 2007
o
After-tax charge of $56 million to increase reserves based on changes to assumptions for annuitization election rates and policy lapse rates under agreements that reinsure guaranteed minimum income benefit contracts issued by other insurance companies.

Nine months ended September 30, 2007
o
After-tax charge of $56 million to increase reserves based on changes to assumptions for annuitization election rates and policy lapse rates under agreements that reinsure guaranteed minimum income benefit contracts issued by other insurance companies. This was partially offset by an after-tax benefit of $23 million related to completion of an IRS examination (described in more detail in CIGNA's Form 10-Q for the quarter ended September 30, 2007).

5.	The discontinued operations included in net income are:

Third Quarter 2007
o	Primarily due to after-tax benefit of $2 million related to completion of an IRS examination (described in more detail in CIGNA's Form 10-Q for the quarter ended September 30, 2007).

Second Quarter 2007
o
Net loss from discontinued operations of $19 million after-tax, which consisted of a $23 million after-tax loss associated with the probable sale of operations in Chile (which closed during the third quarter 2007) and a $4 million after-tax gain primarily associated with the disposition of certain real-estate investments.

Nine months ended September 30, 2007
o
Net loss from discontinued operations of $23 million associated with the probable sale of operations in Chile (which closed during the third quarter 2007) was partially offset by a $16 million after-tax gain associated with the disposition of certain real-estate investments and an after-tax benefit of $2 million related to completion of an IRS examination (described in more detail in CIGNA's Form 10-Q for the quarter ended September 30, 2007).

Third Quarter 2006
o
Net loss from discontinued operations of $4 million after-tax, which consisted of a $16 million after-tax loss associated with the probable sale of operations in Brazil and a $12 million after-tax gain primarily associated with the disposition of certain real-estate investments.

6.
Health care medical claims payable are presented net of reinsurance and other recoverables. The gross health care medical claims payable balance was $1.01 billion as of September 30, 2007 and $960 million as of December 31, 2006.

7.
Repurchases were also made and may from time to time be made pursuant to written trading plans under Rule 10b5-1, which permit shares to be repurchased when CIGNA might otherwise be precluded from doing so under insider trading laws or because of self-imposed trading blackout periods.

8.
Segment margins in this press release are calculated by dividing adjusted segment earnings by segment revenues. Segment margins including special items for Disability and Life were 9.7% for the three months ended September 30, 2007 and 9.5% for the nine months ended September 30, 2007. Segment margins including special items for International were 10.4% for the three months ended September 30, 2007 and 9.6% for the nine months ended September 30, 2007.

9.
Effective January 1, 2007, CIGNA changed its segment presentation to report the results of the Run-off Retirement business within Other Operations.  Prior period results have been restated to conform to the new segment presentation.

10.
Adjusted income from operations is income from continuing operations excluding realized investment results and special items. Information is not available for management (1) to reasonably estimate future realized investment gains (losses) due in part to interest rate and stock market volatility and other internal and external factors or (2) to identify or reasonably estimate additional 2007 special items; therefore it is not possible to provide a forward-looking reconciliation of adjusted income from operations to income from continuing operations.

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

CIGNA and its representatives may from time to time make written and oral forward-looking statements, including statements contained in press releases, in CIGNA’s filings with the Securities and Exchange Commission, in its reports to shareholders and in meetings with analysts and investors.  Forward-looking statements may contain information about financial prospects, economic conditions, trends, and other uncertainties.  These forward-looking statements are based on management’s beliefs and assumptions and on information available to management at the time the statements are or were made.  Forward-looking statements include but are not limited to the information concerning possible or assumed future business strategies, financing plans, competitive position, potential growth opportunities, potential operating performance improvements, trends and, in particular, CIGNA's productivity initiatives, litigation and other legal matters, operational improvement in the health care operations, and the outlook for CIGNA's full year 2007 and 2008 results.  Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believe”, “expect”, “plan”, “intend”, “anticipate”, “estimate”, “predict”, “potential”, “may”, “should”, or similar expressions.

You should not place undue reliance on these forward-looking statements.  CIGNA cautions that actual results could differ materially from those that management expects, depending on the outcome of certain factors.  Some factors that could cause actual results to differ materially from the forward-looking statements include:

1.	increased medical costs that are higher than anticipated in establishing premium rates in CIGNA’s health care operations, including increased use and costs of medical services;
2.	increased medical, administrative, technology or other costs resulting from new legislative and regulatory requirements imposed on CIGNA’s employee benefits;
3.
challenges and risks associated with implementing operational improvement initiatives and strategic actions in the health care operations, including those related to: (i) offering products that meet emerging market needs, (ii) strengthening underwriting and pricing effectiveness, (iii) strengthening medical cost and medical membership results, (iv) delivering quality member and provider service using effective technology solutions, and  (v) lowering administrative costs;

4.
risks associated with pending and potential state and federal class action lawsuits, purported securities class action lawsuits, disputes regarding reinsurance arrangements, other litigation and regulatory actions challenging CIGNA’s businesses and the outcome of pending government proceedings and federal tax audits;

5.	heightened competition, particularly price competition, which could reduce product margins and constrain growth in CIGNA’s businesses, primarily the health care business;
6.	significant changes in interest rates;
7.	downgrades in the financial strength ratings of CIGNA’s insurance subsidiaries, which could, among other things, adversely affect new sales and retention of current business;
8.
limitations on the ability of CIGNA's insurance subsidiaries to dividend capital to the parent company as a result of downgrades in the subsidiaries’ financial strength ratings, changes in statutory reserve or capital requirements or other financial constraints;

9.
inability of the program adopted by CIGNA to substantially reduce equity market risks for reinsurance contracts that guarantee minimum death benefits under certain variable annuities (including possible market difficulties in entering into appropriate futures contracts and in matching such contracts to the underlying equity risk);

10.
adjustments to the reserve assumptions (including lapse, partial surrender, mortality, interest rates and volatility) used in estimating CIGNA's liabilities for reinsurance contracts covering guaranteed minimum death benefits under certain variable annuities;

11.
adjustments to the assumptions (including annuity election rates and reinsurance recoverables) used in estimating CIGNA’s assets and liabilities for reinsurance contracts that guarantee minimum income benefits under certain variable annuities;

12.
significant stock market declines, which could, among other things, result in increased pension expenses of CIGNA’s pension plans in future periods and the recognition of additional pension obligations;

13.
unfavorable claims experience related to workers’ compensation and personal accident exposures of the run-off reinsurance business, including losses attributable to the inability to recover claims from retrocessionaires;

14.	significant deterioration in economic conditions, which could have an adverse effect on CIGNA’s operations and investments;

15.
changes in public policy and in the political environment, which could affect state and federal law, including legislative and regulatory proposals related to health care issues, which could increase cost and affect the market for CIGNA's health care products and services; and amendments to income tax laws, which could affect the taxation of employer provided benefits, and pension legislation, which could increase pension cost;

16.
potential public health epidemics and bio-terrorist activity, which could, among other things, cause CIGNA’s covered medical and disability expenses, pharmacy costs and mortality experience to rise significantly, and cause operational disruption, depending on the severity of the event and number of individuals affected;

17.	risks associated with security or interruption of information systems, which could, among other things, cause operational disruption; and
18.
challenges and risks associated with the successful management of CIGNA’s outsourcing projects or key vendors, including the agreement with IBM for provision of technology infrastructure and related services.

This list of important factors is not intended to be exhaustive.  Other sections of our most recent Annual Report on Form 10-K, including the “Risk Factors” section, the Cautionary Statement in Management’s Discussion and Analysis of Financial Condition and Results of Operations, our Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007, and other documents filed with the Securities and Exchange Commission include both expanded discussion of these factors and additional risk factors and uncertainties that could preclude CIGNA from realizing the forward-looking statements.  CIGNA does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CIGNA CORPORATION COMPARATIVE SUMMARY OF FINANCIAL RESULTS (Dollars in millions, except per share amounts)				Exhibit 1

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

REVENUES

Premiums and fees	$3,744	$3,433	$11,209	$10,070
Net investment income	281	296	840	924
Other revenues *	361	360	1,082	1,150
Realized investment gains (losses)	27	48	37	198

Total	$4,413	$4,137	$13,168	$12,342

ADJUSTED INCOME (LOSS) FROM OPERATIONS **

Health Care	$173	$177	$509	$492
Disability and Life	63	58	191	180
International	47	31	129	104
Run-off Reinsurance	39	(6)	35	(22)
Other Operations	30	30	80	81
Corporate	(29)	(22)	(78)	(39)

Total	$323	$268	$866	$796

NET INCOME

Segment Earnings (Loss)
Health Care	$173	$177	$509	$492
Disability and Life	69	58	197	180
International	49	31	131	104
Run-off Reinsurance	39	(6)	(21)	(22)
Other Operations	35	30	85	81
Corporate	(19)	(22)	(68)	(39)

Total	346	268	833	796
Realized investment gains (losses), net of taxes	17	34	24	131

Income from continuing operations	363	302	857	927
Income (loss) from discontinued operations	2	(4)	(5)	(4)

Net income	$365	$298	$852	$923

DILUTED EARNINGS PER SHARE ***:

Adjusted income from operations	$1.14	$0.83	$2.98	$2.29
Realized investment gains (losses), net of taxes	0.06	0.10	0.08	0.38
Special items, after-tax	0.08	-	(0.11)	-
Income from continuing operations	1.28	0.93	2.95	2.67
Income (loss) from discontinued operations	-	(0.01)	(0.01)	(0.01)
	-	-	-	-
Net income	$1.28	$0.92	$2.94	$2.66
Weighted average shares (in thousands)	284,462	324,704	290,233	347,577

SHAREHOLDERS' EQUITY at September 30:			$4,236	$4,257

SHAREHOLDERS' EQUITY PER SHARE at September 30 ***:			$15.17	$13.83

* Includes the following item:
- Pre-tax results from certain derivatives recorded in run-off reinsurance operations ($11 million loss for the third quarter of 2007, $46 million loss for the nine months 2007, $32 million loss for the third quarter of 2006, $56 million loss for the nine months of 2006).  CIGNA recorded corresponding offsets in other benefit expenses to adjust liabilities for certain specialty life reinsurance contracts.

** See Exhibit 2 for a detailed reconciliation of adjusted income (loss) from operations to segment earnings (loss) and consolidated income from continuing operations and consolidated net income presented in accordance with generally accepted accounting principles (GAAP).

*** In the second quarter of 2007, CIGNA completed a three-for-one stock split of CIGNA's common shares. All share and per share figures have been adjusted to reflect the stock split.

CIGNA Corporation
Supplemental Financial Information	Exhibit 2
Reconciliation of Adjusted Income from Operations to GAAP Net Income
(Dollars in millions, except per share amounts)

	Diluted
	Earnings									Disability
	Per Share *			Consolidated			Health Care			& Life			International
Quarterly Results:	3Q07	3Q06	2Q07	3Q07	3Q06	2Q07	3Q07	3Q06	2Q07	3Q07	3Q06	2Q07	3Q07	3Q06	2Q07

Adjusted income (loss) from operations	$1.14	$0.83	$0.96	$323	$268	$279	$173	$177	$168	$63	$58	$68	$47	$31	$44

Special items, after-tax:
Income tax benefit related to the completion
of an IRS examination	0.08	-	-	23	-	-	-	-	-	6	-	-	2	-	-
Charge associated with guaranteed minimum income benefit reserves	-	-	(0.19)	-	-	(56)	-	-	-	-	-	-	-	-	-

Segment earnings (loss) **	1.22	0.83	0.77	346	268	223	$173	$177	$168	$69	$58	$68	$49	$31	$44
Realized investment gains (losses), net of taxes	0.06	0.10	(0.02)	17	34	(6)
Income from continuing operations ***	1.28	0.93	0.75	363	302	217
Income (loss) from discontinued operations	-	(0.01)	(0.07)	2	(4)	(19)
Net income ***	$1.28	$0.92	$0.68	$365	$298	$198

	Run-off			Other
	Reinsurance			Operations			Corporate
Quarterly Results:	3Q07	3Q06	2Q07	3Q07	3Q06	2Q07	3Q07	3Q06	2Q07

Adjusted income (loss) from operations	$39	$(6)	$(5)	$30	$30	$27	$(29)	$(22)	$(23)

Special items, after-tax:
Income tax benefit related to the completion of an IRS examination	-	-	-	5	-	-	10	-	-
Charge associated with guaranteed minimum income benefit reserves	-	-	(56)	-	-	-	-	-	-

Segment earnings (loss) **	$39	$(6)	$(61)	$35	$30	$27	$(19)	$(22)	$(23)

	Diluted
	Earnings						Disability				Run-off		Other
	Per Share *		Consolidated		Health Care		& Life		International		Reinsurance		Operations		Corporate
Nine Months Ended September 30,	2007	2006	2007	2006	2007	2006	2007	2006	2007	2006	2007	2006	2007	2006	2007	2006

Adjusted income (loss) from operations	$2.98	$2.29	$866	$796	$509	$492	$191	$180	$129	$104	$35	$(22)	$80	$81	$(78)	$(39)

Special items, after-tax:
Income tax benefit related to the completion of an IRS examination	0.08	-	23	-	-	-	6	-	2	-	-	-	5	-	10	-
Charge associated with guaranteed minimum income benefit reserves	(0.19)	-	(56)	-	-	-	-	-	-	-	(56)	-	-	-	-	-

Segment earnings (loss) **	2.87	2.29	833	796	$509	$492	$197	$180	$131	$104	$(21)	$(22)	$85	$81	$(68)	$(39)
Realized investment gains (losses), net of taxes	0.08	0.38	24	131
Income from continuing operations ***	2.95	2.67	857	927
Income (loss) from discontinued operations	(0.01)	(0.01)	(5)	(4)
Net income ***	$2.94	$2.66	$852	$923

* All earnings per share figures have been adjusted to reflect the three-for-one stock split of CIGNA's common shares.

** CIGNA measures the financial results of its segments using "segment earnings (loss)," which is defined as income (loss) from continuing operations before realized investment gains (losses).

*** Income from continuing operations and net income are presented in accordance with generally accepted accounting principles (GAAP).